Exhibit 99.3
VIRNETX HOLDING CORPORATION
NOMINATING AND GOVERNANCE
COMMITTEE CHARTER
Purpose
     The purpose of the Nominating and Governance Committee (the “Committee”) of the board of directors (the “Board”) of VirnetX Holding Corporation (the “Company”) is to identify individuals qualified to serve as members of the Board of the Company, recommend nominees for election as directors of the Company, develop and recommend to the Board corporate governance guidelines and provide oversight with respect to corporate governance and ethical conduct.
Composition
     The Committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall satisfy the requirements of the American Stock Exchange.
Responsibilities
     The Committee is charged by the Board with the responsibility to:
     1. Identify and evaluate individuals, including individuals proposed by stockholders, qualified to serve as members of the Board, and recommend for determination by the independent directors of the Company nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected, and identify, evaluate and recommend to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings.
     2. Cause to be prepared and recommend to the Board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the Board.
     3. Cause to be prepared and recommend to the Board the adoption of a code of ethics, and from time to time review and assess the code of ethics, and recommend changes for approval by the Board.
     4. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.
     5. From time to time, review and reassess this Charter and, if appropriate, recommend changes to the Board.
     6. Perform such other duties and responsibilities as may be assigned to the Committee by the Board.

Authority
     By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:
     1. Perform each of the responsibilities of the Committee described above.
     2. Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee or a subcommittee.
     3. Appoint a chair of the Committee, unless a chair is designated by the Board.
     4. Engage and terminate search firms, independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities, and approve the fees and other terms of retention of any such search firms, independent counsel and other advisers.
     5. Cause the officers of the Company to provide such funding as the Committee shall determine to be appropriate for payment of compensation to any search firm or other advisers engaged by the Committee.